NorthWestern Energy Group, Inc. d/b/a NorthWestern Energy 3010 W. 69th Street Sioux Falls, SD 57108 www.northwesternenergy.com
FOR IMMEDIATE RELEASE

NorthWestern Energy Reports Third Quarter 2025 Financial Results

•Third Quarter 2025 Diluted GAAP EPS of $0.62, compared to $0.76 in 2024.
•Third Quarter 2025 Adjusted Diluted Non-GAAP EPS of $0.79, compared to $0.65 in 2024.
•Affirms 2025 earnings guidance range of $3.53 to $3.65 per diluted share.
•Affirms $531 million capital plan for 2025 and 4% to 6% long-term EPS and rate base growth rate.
•Announces $0.66 per share quarterly dividend - payable December 31, 2025.

BUTTE, MT / SIOUX FALLS, SD - October 29, 2025 - NorthWestern Energy Group, Inc. d/b/a NorthWestern Energy (Nasdaq: NWE) reported financial results for the Third Quarter of 2025. Net income for the period was $38.2 million, or $0.62 per diluted share, as compared with net income of $46.8 million, or $0.76 per diluted share, for the same period in 2024. This decrease was primarily due to higher operating expenses, including merger-related costs and depreciation, higher interest expense, and a prior year income tax benefit from a gas repairs safe harbor method change. These were offset in part by new rates and customer usage.

NorthWestern’s Third Quarter 2025 non-GAAP net income and earnings per share were $48.4 million and $0.79, respectively, compared to $39.7 million and $0.65 in 2024. See “Adjusted Non-GAAP Earnings” and “Non-GAAP Financial Measures” sections below for more information on these measures.

"We are pleased to deliver on another quarter of strong operational and financial results while advancing several key initiatives including closing the Energy West transaction, successfully integrating the natural gas distribution assets into our system and welcoming roughly 40 employees and 33,000 customers," said President and CEO, Brian Bird. "We are excited about the announcement of the merger with Black Hills Corporation, creating a stronger regional utility better positioned to meet increasingly complex and rapidly growing energy demands. We have submitted merger filing applications in October with regulators in Montana, South Dakota, and Nebraska, and anticipate approvals that will enable us to close the transaction in the back half of 2026”

Additional information regarding this release can be found in the earnings presentation at
https://www.northwesternenergy.com/investors/earnings

NorthWestern Energy Reports Third Quarter 2025 Financial Results
October 29, 2025

TRANSACTION UPDATE

Pending Merger with Black Hills Corporation

On August 18, 2025, we entered into a Merger Agreement with Black Hills Corporation and a wholly owned subsidiary of Black Hills. The Merger Agreement provides for an all-stock merger of equals between NorthWestern and Black Hills upon the terms and subject to the conditions set forth therein.

In October 2025, we filed applications with the Montana Public Service Commission (MPSC), Nebraska Public Service Commission, and South Dakota Public Utilities Commission for approval of the Merger. We anticipate filing an application with the Federal Energy Regulatory Commission (FERC) in the fourth quarter of 2025. We anticipate the transaction closing in the second half of 2026, subject to the satisfaction or waiver of certain closing conditions.

During the three months ended September 30, 2025, we have incurred $7.6 million of merger-related costs, which are included in our Administrative and general expenses.

FINANCIAL OUTLOOK

Affirming 2025 Guidance and Long-Term Growth Rates

We are affirming our 2025 non-GAAP earnings guidance of $3.53 - $3.65 per diluted share. This guidance is based upon, but not limited to, the following major assumptions:
• Final approval of all material aspects of NorthWestern's settlement position in the currently pending Montana general rate review;
• Normal weather in our service territories;
• Excludes transaction costs related to the pending merger with Black Hills Corp.;
• An effective income tax rate of approximately 12%-15%; and
• Diluted average shares outstanding of approximately 61.5 million.

We are affirming our long-term (five-year) diluted earnings per share growth guidance of 4% to 6%, based on an updated 2024 adjusted diluted non-GAAP EPS baseline of $3.40.

Additionally, we are affirming our $2.7 billion capital investment plan for 2025-2029, which is expected to support rate base growth of 4% to 6% from an updated 2024 base year of approximately $5.4 billion.

We plan to fund this capital program through a combination of cash from operations and secured debt issuances. Any incremental investments in generation, transmission, or other strategic growth opportunities may require equity financing.

Dividend Declared

NorthWestern Energy Group’s Board of Directors has declared a quarterly common stock dividend of $0.66 per share payable on December 31, 2025, to shareholders of record as of December 15, 2025.

Looking ahead, we remain committed to maintaining a dividend payout ratio within our targeted range of 60-70% over the long term.

NorthWestern Energy Reports Third Quarter 2025 Financial Results
October 29, 2025

COMPANY UPDATES

Montana Rate Review

In July 2024, we filed a Montana electric and natural gas rate review with the MPSC. In March 2025, we filed a natural gas settlement with certain parties. In April 2025, we filed a partial electric settlement with certain other parties. Both settlements are subject to approval by the MPSC.

A hearing on the electric and natural gas rate review was held in June 2025, and final briefs were submitted in August 2025. Interim rates will remain in effect on a refundable basis, with interest, until the MPSC issues a final order. A final order is expected during the fourth quarter of 2025.

Montana Large Load Tariffs

The MPSC requested information on our plan to serve potential large load customers and related resource adequacy issues. We responded in March 2025, outlining our policy and legal positions, emphasizing the importance of economic development for Montana and our commitment to serving our existing customers. We expect to submit a filing with the MPSC during the fourth quarter of 2025 to address data center development discussed below, incorporating rate design that prevents cost shifting of infrastructure upgrades needed to serve large load customers to other retail customers.

Data Center Development

In July 2025, we entered into a nonbinding letter of intent with Quantica Infrastructure to evaluate the transmission infrastructure and generation resources needed to support their proposed need. We had previously disclosed in December 2024, two separate nonbinding letters of intent to provide electric supply services for data centers being developed in Montana. The combined energy service requirement associated with these letters of intent is currently expected to be 175 megawatts beginning in late 2027, or earlier, with growth of up to 1,100 megawatts or more by 2030. We have signed a development agreement with Sabey, and are working with each of these parties to execute electric service agreements.

Resources and regulatory mechanisms to be utilized for serving these requests are pending further evaluation and regulatory considerations.

Colstrip Acquisitions and Requests for Cost Recovery

As previously disclosed, we entered into definitive agreements with Avista and Puget to acquire their respective interests in Colstrip Units 3 and 4 for $0 and expect to complete these acquisitions on January 1, 2026. Accordingly, we will be responsible for associated operating costs beginning on January 1, 2026, which we will not collect through utility base rates, until requested in a future Montana rate review. Puget and Avista will remain responsible for their respective pre-closing share of environmental and pension liabilities attributed to events or conditions existing prior to the closing of the transaction and for any future decommissioning and demolition costs associated with the existing facilities that comprise their interests. At closing, we will reimburse Puget and Avista for the proportionate amount of the long-term capital enhancement work they each funded subsequent to executing the definitive agreements and up until the acquisition close date.

Avista Interests - The 222 megawatts of generation capacity from Colstrip Units 3 and 4 to be acquired from Avista (Avista Interests) was identified as a key element in our strategy to achieve resource adequacy for customers, as outlined in our 2023 Montana Integrated Resource Plan. Noting the costs associated with operating this resource are not currently reflected in utility customer rates, in August 2025, we filed a temporary Power Cost and Credit Adjustment Mechanism (PCCAM) tariff waiver request with the MPSC that would provide opportunity for near-term recovery to largely offset approximately $18.0 million in annual incremental operating and maintenance costs associated with the Avista Interests. This waiver requests that the MPSC allow us to keep 100 percent of the net

NorthWestern Energy Reports Third Quarter 2025 Financial Results
October 29, 2025

revenue associated with certain designated power sales contracts up to the amount of the operating and maintenance expenses we incur associated with our Avista Interest. Under the PCCAM design, market sales, which include long-term power sales contracts, flow back to retail customers as a reduction to energy supply costs and would be subject to the 90/10 sharing mechanism. Furthermore, the waiver request indicates that any net revenues from the designated contracts exceeding the operating and maintenance expenses associated with our Avista Interest would continue to flow back to retail customers through the PCCAM as a reduction to energy supply costs. We expect a decision from the MPSC by the first quarter of 2026.

Puget Interests - The incremental interest in Colstrip Units 3 and 4 to be acquired from Puget (Puget Interests) increases our ownership share of the facility to 55 percent and provides an increase in voting share in determining strategic direction and investment decisions at the facility. While we expect our future opportunity to serve large load customers may be supported by this resource, we expect to sell excess capacity in the near term. We expect to sign a contract in the fourth quarter of 2025 to sell the dispatchable capacity and associated energy from the Puget Interest beginning January 1, 2026, through late 2027. Revenues from this agreement are expected to largely offset the estimated $30.0 million of annual incremental operating and maintenance costs associated with the Puget Interests. In addition, in October 2025, we submitted a request to the FERC for approval of cost-based rates for our subsidiary that will own the Puget Interests. We expect this rate approval to be effective by January 1, 2026.

Generation Capacity in South Dakota

The Southwest Power Pool (SPP) has recently updated its resource accreditation and Planning Reserve Margin (PRM) requirements in response to growing reliability concerns. As a result, SPP is requiring additional accredited capacity by 2030 to meet the updated PRM targets. In October 2025, we submitted a project with the Southwest Power Pool (SPP) under their Expedited Resource Adequacy Study program for the construction of a 131 MW natural gas generating facility located in Aberdeen, South Dakota, to meet regional capacity needs by 2030. Anticipated costs for this project are approximately $300 million. This project represents incremental capital expenditures not currently reflected in our five year estimated capital expenditure forecast included within Management’s Discussion and Analysis in the NorthWestern Energy Group Annual Report on Form 10-K for the year ended December 31, 2024. We expect to update our capital expenditures forecast in the first half of 2026 upon the completion of the transmission interconnection study regarding the necessary transmission upgrades needed for this additional generation capacity.

Acquisition of Energy West Montana Operations

In July 2024, NW Corp entered into an Asset Purchase Agreement with Hope Utilities to acquire its Energy West natural gas distribution and system operations serving approximately 33,000 customers located in Great Falls, Cut Bank, and West Yellowstone, Montana. In May 2025, the MPSC approved this acquisition and on July 1, 2025, NW Corp completed this acquisition for approximately $35.9 million in cash, which is subject to certain post-close working capital adjustments that we expect to finalize in the fourth quarter of 2025.

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NorthWestern Energy Reports Third Quarter 2025 Financial Results
October 29, 2025

CONSOLIDATED STATEMENT OF INCOME

	Three Months Ended September 30,		Nine Months Ended September 30,
($ in millions, except per share amounts)	2025	2024	2025	2024
Revenues
Electric	$339.8	$306.5	$954.7	$909.8
Gas	47.2	38.7	241.6	230.6
Total Revenues	387.0	345.2	1,196.3	1,140.4
Operating expenses
Fuel, purchased supply and direct transmission expense (exclusive of depreciation and depletion shown separately below)	86.9	87.9	300.4	339.1
Operating and maintenance	64.1	55.9	183.2	167.4
Administrative and general	46.7	34.9	121.8	106.7
Property and other taxes	46.1	41.6	137.5	125.0
Depreciation and depletion	62.8	57.0	187.6	170.6
Total Operating Expenses	306.7	277.2	930.5	908.8
Operating income	80.3	67.9	265.8	231.6
Interest expense, net	(38.4)	(33.4)	(111.1)	(96.3)
Other income, net	5.1	9.1	9.1	19.6
Income before income taxes	47.0	43.7	163.8	155.0
Income tax (expense) benefit	(8.8)	3.2	(27.4)	(11.4)
Net Income	$38.2	$46.8	$136.4	$143.6

Average Common Shares Outstanding	61.4	61.3	61.4	61.3
Basic Earnings per Average Common Share	$0.62	$0.76	$2.22	$2.34
Diluted Earnings per Average Common Share	$0.62	$0.76	$2.22	$2.34

Dividends Declared per Common Share	$0.66	$0.65	$1.98	$1.95
Note: Subtotal variances may exist due to rounding.

NorthWestern Energy Reports Third Quarter 2025 Financial Results
October 29, 2025

RECONCILIATION OF PRIMARY CHANGES DURING THE QUARTER

	Three Months Ended September 30, 2025 vs. 2024
($ in millions, except per share amounts)	Pre-tax Income	Income Tax (Expense) Benefit (3)	Net Income	Diluted Earnings Per Share

Third Quarter, 2024	$43.6	$3.2	$46.8	$0.76
Variance in revenue and fuel, purchased supply, and direct transmission expense(1) items impacting net income:
Rates	29.3	(7.4)	21.9	0.35
Electric retail volumes	5.8	(1.5)	4.3	0.07
Production tax credits, offset within income tax benefit	3.0	(3.0)	—	—
Electric transmission revenue	2.1	(0.5)	1.6	0.03
Natural gas transportation	1.3	(0.3)	1.0	0.02
Natural gas retail volumes	0.6	(0.2)	0.4	0.01
Non-recoverable Montana electric supply costs	(3.0)	0.8	(2.2)	(0.04)
Montana property tax tracker collections	(2.8)	0.7	(2.1)	(0.04)
Other	0.9	(0.2)	0.7	0.01

Variance in expense items(2) impacting net income:
Operating, maintenance, and administrative, excluding merger-related costs	(11.5)	2.9	(8.6)	(0.14)
Merger-related costs	(7.6)	—	(7.6)	(0.12)
Property and other taxes not recoverable within trackers	(0.9)	0.2	(0.7)	(0.01)
Depreciation	(5.8)	1.5	(4.3)	(0.07)
Interest expense	(5.0)	1.3	(3.7)	(0.06)
Prior year gas repairs safe harbor method change	—	(7.0)	(7.0)	(0.11)
Other	(3.0)	0.7	(2.3)	(0.04)
Dilution from higher share count				—
Third Quarter, 2025	$47.0	$(8.8)	$38.2	$0.62
Change in Net Income			$(8.6)	$(0.14)
(1) Exclusive of depreciation and depletion shown separately below
(2) Excluding fuel, purchased supply, and direct transmission expense
(3) Income Tax (Expense) Benefit calculation on reconciling items assumes blended federal plus state effective tax rate of 25.3%.

NorthWestern Energy Reports Third Quarter 2025 Financial Results
October 29, 2025

EXPLANATION OF CONSOLIDATED RESULTS

Three Months Ended September 30, 2025 Compared with the Three Months Ended September 30, 2024

Consolidated gross margin for the three months ended September 30, 2025 was $127.1 million as compared with $102.8 million in 2024, an increase of $24.3 million, or 23.6 percent. This increase was primarily due to higher retail rates, natural gas and electric usage, electric transmission revenues, and natural gas transportation revenues. These were partly offset by higher operating and maintenance costs, depreciation, Montana property tax tracker collections, and non-recoverable Montana electric supply costs.

($ in millions)	Three Months Ended September 30,
Reconciliation of gross margin to utility margin:	2025	2024

Operating Revenues	$387.0	$345.2
Less: Fuel, purchased supply and direct transmission expense (exclusive of depreciation and depletion shown separately below)	86.9	87.9
Less: Operating and maintenance	64.1	55.9
Less: Property and other taxes	46.1	41.6
Less: Depreciation and depletion	62.8	57.0
Gross Margin	127.1	102.8
Operating and maintenance	64.1	55.9
Property and other taxes	46.1	41.6
Depreciation and depletion	62.8	57.0
Utility Margin(1)	$300.1	$257.3
(1) Non-GAAP financial measure. See “Non-GAAP Financial Measures” below.

	Three Months Ended September 30,
($ in millions)	2025	2024	Change	% Change
Utility Margin
Electric	$262.6	$225.7	$36.9	16.3%
Natural Gas	37.5	31.6	5.9	18.7
Total Utility Margin(1)	$300.1	$257.3	$42.8	16.6%
(1) Non-GAAP financial measure. See “Non-GAAP Financial Measures” below.

Consolidated utility margin for the three months ended September 30, 2025 was $300.1 million as compared with $257.3 million for the same period in 2024, an increase of $42.8 million, or 16.6 percent.

NorthWestern Energy Reports Third Quarter 2025 Financial Results
October 29, 2025

Primary components of the change in utility margin include the following:

($ in millions)	Utility Margin 2025 vs. 2024
Utility Margin Items Impacting Net Income
Interim rates (subject to refund)	$27.1
Electric retail volumes	5.8
Base rates	2.2
Transmission revenue due to market conditions and rates	2.1
Montana natural gas transportation	1.3
Natural gas retail volumes, including $1.4 million due to acquisition of Energy West Operations	0.6
Non-recoverable Montana electric supply costs	(3.0)
Montana property tax tracker collections	(2.8)
Other	0.9
Change in Utility Margin Items Impacting Net Income	34.2
Utility Margin Items Offset Within Net Income
Property and other taxes recovered in revenue, offset in property and other taxes	3.6
Production tax credits, offset in income tax expense	3.0
Operating expenses recovered in revenue, offset in operating and maintenance expense	2.0
Change in Utility Margin Items Offset Within Net Income	8.6
Increase in Consolidated Utility Margin(1)	$42.8
(1) Non-GAAP financial measure. See “Non-GAAP Financial Measures” below.

Electric retail volumes were driven by favorable weather in South Dakota impacting residential demand, higher residential and commercial demand in Montana, and customer growth in all jurisdictions, partly offset by lower commercial demand in South Dakota and lower industrial demand. Natural gas retail volumes were impacted by favorable weather in South Dakota and Nebraska, higher commercial demand, and customer growth in all jurisdictions, partly offset by unfavorable weather in Montana.

Under the PCCAM, net supply costs higher or lower than the PCCAM base rate (PCCAM Base) (excluding qualifying facility costs) are allocated 90 percent to Montana customers and 10 percent to shareholders. For the three months ended September 30, 2025, we under-collected supply costs of $21.1 million resulting in an increase to our under collection of costs, and recorded a decrease in pre-tax earnings of $2.3 million (10 percent of the PCCAM Base cost variance). For the three months ended September 30, 2024, we over-collected supply costs of $5.9 million resulting in a reduction to our under collection of costs, and recorded an increase in pre-tax earnings of $0.7 million (10 percent of the PCCAM Base cost variance).

NorthWestern Energy Reports Third Quarter 2025 Financial Results
October 29, 2025

	Three Months Ended September 30,
($ in millions)	2025	2024	Change	% Change
Operating Expenses (excluding fuel, purchased supply and direct transmission expense)
Operating and maintenance	$64.1	$55.9	$8.2	14.7%
Administrative and general	46.7	34.9	11.8	33.8
Property and other taxes	46.1	41.6	4.5	10.8
Depreciation and depletion	62.8	57.0	5.8	10.2
Total Operating Expenses (excluding fuel, purchased supply and direct transmission expense)	$219.7	$189.4	$30.3	16.0%

Consolidated operating expenses, excluding fuel, purchased supply and direct transmission expense, were $219.7 million for the three months ended September 30, 2025, as compared with $189.4 million for the three months ended September 30, 2024. Primary components of the change include the following:

Operating Expenses
($ in millions)	2025 vs. 2024
Operating Expenses (excluding fuel, purchased supply and direct transmission expense) Impacting Net Income
Merger-related costs, including consulting and legal fees	$7.6
Depreciation expense due to plant additions and higher depreciation rates	5.8
Wildfire mitigation expense, partly offset by higher base revenues	3.8
Labor and benefits(1)	1.6
Electric generation maintenance	1.3
Insurance expense, primarily due to increased wildfire risk premiums	1.0
Property and other taxes not recoverable within trackers	0.9
Technology implementation and maintenance expenses	0.7
Uncollectible accounts	0.5
Prior period partial recovery from previously impaired alternative energy storage investment	0.5
Other	2.1
Change in Items Impacting Net Income	25.8

Operating Expenses Offset Within Net Income
Property and other taxes recovered in trackers, offset in revenue	3.6
Operating and maintenance expenses recovered in trackers, offset in revenue	2.0
Pension and other postretirement benefits, offset in other income(1)	(0.6)
Deferred compensation, offset in other income	(0.5)
Change in Items Offset Within Net Income	4.5
Increase in Operating Expenses (excluding fuel, purchased supply and direct transmission expense)	$30.3
(1) In order to present the total change in labor and benefits, we have included the change in the non-service cost component of our pension and other postretirement benefits, which is recorded within other income on our Condensed Consolidated Statements of Income. This change is offset within this table as it does not affect our operating expenses.

NorthWestern Energy Reports Third Quarter 2025 Financial Results
October 29, 2025

We estimate property taxes throughout each year, and update those estimates based on valuation reports received from the Montana Department of Revenue. Under Montana law, we are allowed to track the increases and decreases in the actual level of state and local taxes and fees and adjust our rates to recover the increase or decrease between rate cases less the amount allocated to FERC-jurisdictional customers and net of the associated income tax benefit.

Consolidated operating income for the three months ended September 30, 2025 was $80.3 million as compared with $67.9 million in the same period of 2024. This increase was primarily due to new rates, customer usage, electric transmission revenues, and natural gas transportation revenues. These were partly offset by unfavorable weather in Montana, higher operating, administrative, and general costs, including merger-related costs, depreciation, Montana property tax tracker collections, and non-recoverable Montana electric supply costs.

Consolidated interest expense was $38.4 million for the three months ended September 30, 2025 as compared with $33.4 million for the same period of 2024. This increase was due to higher borrowings and interest rates and lower capitalization of Allowance for Funds Used During Construction (AFUDC).

Consolidated other income was $5.1 million for the three months ended September 30, 2025 as compared with $9.1 million for the same period of 2024. This decrease was primarily due to lower capitalization of AFUDC and higher non-service component pension expense.

Consolidated income tax expense was $8.8 million for the three months ended September 30, 2025 as compared to an income tax benefit of $3.2 million for the same period of 2024. Our 2024 results included an income tax benefit related to a natural gas repairs safe harbor method change. Our effective tax rate for the three months ended September 30, 2025 was 18.7% as compared with (7.3)% for the same period in 2024.

The following table summarizes the differences between our effective tax rate and the federal statutory rate:

	Three Months Ended September 30,
($ in millions)	2025		2024
Income Before Income Taxes	$47.0		$43.7

Income tax calculated at federal statutory rate	9.9	21.0%	9.2	21.0%

Permanent or flow-through adjustments:
State income tax, net of federal provisions	0.1	0.2	0.1	0.1
Flow-through repairs deductions	(5.2)	(11.1)	(4.6)	(10.5)
Production tax credits	(1.3)	(2.8)	(2.4)	(5.6)
Amortization of excess deferred income tax	(0.4)	(0.8)	(0.2)	(0.5)
Gas repairs safe harbor method change	—	—	(7.0)	(16.0)
Plant and depreciation flow-through items	3.3	7.0	1.8	4.2
Merger transaction costs	1.9	4.1	—	—
Other, net	0.5	1.1	(0.1)	0.0
	(1.1)	(2.3)	(12.4)	(28.3)

Income tax expense (benefit)	$8.8	18.7%	$(3.2)	(7.3)%

We compute income tax expense for each quarter based on the estimated annual effective tax rate for the year, adjusted for certain discrete items. Our effective tax rate typically differs from the federal statutory tax rate primarily due to the regulatory impact of flowing through federal and state tax benefits of repairs deductions, state

NorthWestern Energy Reports Third Quarter 2025 Financial Results
October 29, 2025

tax benefit of accelerated tax depreciation deductions (including bonus depreciation when applicable) and production tax credits.

LIQUIDITY AND OTHER CONSIDERATIONS

Liquidity and Capital Resources

As of September 30, 2025, our total net liquidity was approximately $262.2 million, including $6.2 million of cash and cash equivalents and $256.0 million of revolving credit facility availability with no letters of credit outstanding. This compares to total net liquidity one year ago at September 30, 2024 of $316.5 million.

Earnings Per Share

Basic earnings per share are computed by dividing earnings applicable to common stock by the weighted average number of common shares outstanding for the period. Diluted earnings per share reflect the potential dilution of common stock equivalent shares that could occur if unvested shares were to vest. Common stock equivalent shares are calculated using the treasury stock method, as applicable. The dilutive effect is computed by dividing earnings applicable to common stock by the weighted average number of common shares outstanding plus the effect of the outstanding unvested restricted stock and performance share awards. Average shares used in computing the basic and diluted earnings per share are as follows:

	Three Months Ended
	September 30, 2025	September 30, 2024
Basic computation	61,395,002	61,301,696
Dilutive effect of:
Performance and restricted share awards(1)	158,323	95,279
Diluted computation	61,553,325	61,396,975

(1) Performance share awards are included in diluted weighted average number of shares outstanding based upon what would be issued if the end of the most recent reporting period was the end of the term of the award.

	Nine Months Ended
	September 30, 2025	September 30, 2024
Basic computation	61,371,962	61,285,570
Dilutive effect of:
Performance and restricted share awards(1)	116,597	69,136
Diluted computation	61,488,559	61,354,706

As of September 30, 2025, there were 20,406 shares from performance share awards which were antidilutive and excluded from the earnings per share calculations, compared to 16,015 shares as of September 30, 2024.

NorthWestern Energy Reports Third Quarter 2025 Financial Results
October 29, 2025

Adjusted Non-GAAP Earnings

We reported GAAP earnings of $0.62 per diluted share for the three months ended September 30, 2025 and $0.76 per diluted share for the same period in 2024. Adjusted Non-GAAP earnings per diluted share for the same periods are $0.79 and $0.65, respectively. A reconciliation of items factored into our Adjusted Non-GAAP diluted earnings are summarized below. The amount below represents a non-GAAP measure that may provide users of this data with additional meaningful information regarding the impact of certain items on our expected earnings. More information on this measure can be found in the "Non-GAAP Financial Measures" section below.

($ in millions, except EPS)

Three Months Ended September 30, 2025
	Pre-tax Income	Net(1) Income	Diluted EPS
2025 Reported GAAP	$47.0	$38.2	$0.62

Non-GAAP Adjustments:
Unfavorable weather as compared to normal	3.5	2.6	0.05
Merger Transaction Costs (not tax deductible)	7.6	7.6	0.12

2025 Adj. Non-GAAP	$58.1	$48.4	$0.79

Three Months Ended September 30, 2024
	Pre-tax Income	Net(1) Income	Diluted EPS
2024 Reported GAAP	$43.7	$46.8	$0.76

Non-GAAP Adjustments:
Unfavorable weather as compared to normal	0.4	0.3	0.01
Partial Recovery from Previously Impaired Alternative Energy Storage Investment	(0.5)	(0.4)	(0.01)
Natural Gas Repairs Safe Harbor Method Change	—	(7.0)	(0.11)

2024 Adj. Non-GAAP	$43.6	$39.7	$0.65

(1) Income tax rate on reconciling items assumes blended federal plus state effective tax rate of 25.3%.

Company Hosting Earnings Webinar

NorthWestern will host an investor earnings webinar on Thursday, October 30, 2025, at 3:30 p.m. Eastern time to review its financial results for the quarter ending September 30, 2025. To register for the webinar, please visit www.northwesternenergy.com/earnings-registration. Please go to the site at least 15 minutes in advance of the webinar to register. An archived webinar will be available shortly after the event and remain active for one year.

NorthWestern Energy Reports Third Quarter 2025 Financial Results
October 29, 2025

NorthWestern Energy - Delivering a Bright Future

NorthWestern Energy Group, Inc., doing business as NorthWestern Energy, provides essential energy infrastructure and valuable services that enrich lives and empower communities while serving as long-term partners to our customers and communities. We work to deliver safe, reliable, and innovative energy solutions that create value for customers, communities, employees, and investors. We do this by providing low-cost and reliable service performed by highly-adaptable and skilled employees. We provide electricity and / or natural gas to approximately 842,100 customers in Montana, South Dakota, Nebraska, and Yellowstone National Park. Our operations in Montana and Yellowstone National Park are conducted through our subsidiary, NW Corp, and our operations in South Dakota and Nebraska are conducted through our subsidiary, NWE Public Service. We have provided service in South Dakota and Nebraska since 1923 and in Montana since 2002.

Non-GAAP Financial Measures

This press release includes financial information prepared in accordance with GAAP, as well as other financial measures, such as Utility Margin, Adjusted Non-GAAP pretax income, Adjusted Non-GAAP net income and Adjusted Non-GAAP Diluted EPS that are considered “non-GAAP financial measures.” Generally, a non-GAAP financial measure is a numerical measure of a company’s financial performance, financial position or cash flows that excludes (or includes) amounts that are included in (or excluded from) the most directly comparable measure calculated and presented in accordance with GAAP.

We define Utility Margin as Operating Revenues less fuel, purchased supply, and direct transmission expense (exclusive of depreciation and depletion) as presented in our Condensed Consolidated Statements of Income. This measure differs from the GAAP definition of Gross Margin due to the exclusion of Operating and maintenance, Property and other taxes, and Depreciation and depletion expenses, which are presented separately in our Condensed Consolidated Statements of Income. A reconciliation of Utility Margin to Gross Margin, the most directly comparable GAAP measure, is included in the press release above.

Management believes that Utility Margin provides a useful measure for investors and other financial statement users to analyze our financial performance in that it excludes the effect on total revenues caused by volatility in energy costs and associated regulatory mechanisms. This information is intended to enhance an investor's overall understanding of results. Under our various state regulatory mechanisms, as detailed below, our supply costs are generally collected from customers. In addition, Utility Margin is used by us to determine whether we are collecting the appropriate amount of energy costs from customers to allow for recovery of operating costs, as well as to analyze how changes in loads (due to weather, economic or other conditions), rates and other factors impact our results of operations. Our Utility Margin measure may not be comparable to that of other companies' presentations or more useful than the GAAP information provided elsewhere in this report.

Management also believes the presentation of Adjusted Non-GAAP pre-tax income, Adjusted Non-GAAP net income, and Adjusted Non-GAAP Diluted EPS is more representative of normal earnings than GAAP pre-tax income, net income, and EPS due to the exclusion (or inclusion) of certain impacts that are not reflective of ongoing earnings. The presentation of these non-GAAP measures is intended to supplement investors' understanding of our financial performance and not to replace other GAAP measures as an indicator of actual operating performance. Our measures may not be comparable to other companies' similarly titled measures.

NorthWestern Energy Reports Third Quarter 2025 Financial Results
October 29, 2025

Special Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including, without limitation, the information under "Reconciliation of Non-GAAP Items." Forward-looking statements involve risks and uncertainties, which could cause actual results or outcomes to differ materially from those expressed. We caution that while we make such statements in good faith and believe such statements are based on reasonable assumptions, including without limitation, management's examination of historical operating trends, data contained in records and other data available from third parties, we cannot assure you that we will achieve our projections. Factors that may cause such differences include, but are not limited to:

•risks relating to the pending merger transaction pursuant to that certain Agreement and Plan of Merger dated August 18, 2025 (Merger Agreement) between NorthWestern and Black Hills Corporation (Black Hills), including, among others, (1) the risk of delays in consummating the pending merger transaction, including as a result of required regulatory and shareholder approvals, which may not be obtained on the expected timeline, or at all, (2) the risk of any event, change or other circumstance that could give rise to the termination of the Merger Agreement, (3) the risk that required regulatory approvals are subject to conditions not anticipated by NorthWestern and Black Hills, (4) the possibility that any of the anticipated benefits and projected synergies of the pending merger transaction will not be realized or will not be realized within the expected time period, (5) disruption to the parties’ businesses as a result of the announcement and pendency of the merger transaction, including potential distraction of management from current plans and operations of NorthWestern or Black Hills and the ability of NorthWestern or Black Hills to retain and hire key personnel, (6) reputational risk and the reaction of each company’s customers, suppliers, employees or other business partners to the pending merger transaction, (7) the possibility that the pending merger transaction may be more expensive to complete than anticipated, including as a result of unexpected factors or events, (8) the outcome of any legal or regulatory proceedings that may be instituted against NorthWestern or Black Hills related to the Merger Agreement or the pending merger transaction, (9) the risks associated with third party contracts containing consent and/or other provisions that may be triggered by the pending merger transaction, (10) legislative, regulatory, political, market, economic and other conditions, developments and uncertainties affecting NorthWestern's or Black Hills' businesses; (11) the evolving legal, regulatory and tax regimes under which NorthWestern and Black Hills operate; (12) restrictions during the pendency of the merger transaction that may impact NorthWestern's or Black Hills' ability to pursue certain business opportunities or strategic transactions; and (13) unpredictability and severity of catastrophic events, including, but not limited to, extreme weather, natural disasters, acts of terrorism or outbreak of war or hostilities, as well as NorthWestern's and Black Hills' response to any of the aforementioned factors;
•    adverse determinations by regulators, such as adverse outcomes from the denial of interim rates or final rates not consistent with a reasonable ability to earn our allowed returns or failure to timely approve our requests associated with recovering the operating costs for the additional interests in Colstrip Units 3 and 4, as well as potential adverse federal, state, or local legislation or regulation, including costs of compliance with existing and future environmental requirements, and wildfire damages in excess of liability insurance coverage, could have a material effect on our liquidity, results of operations and financial condition;
•our ability to enter agreements to sell excess capacity and associated energy from additional interests in Colstrip Units 3 and 4 on favorable commercial and economic terms;
•the impact of extraordinary external events and natural disasters, such as a wide-spread or global pandemic, geopolitical events, earthquake, flood, drought, lightning, weather, wind, and fire, could have a material effect on our liquidity, results of operations and financial condition;
•acts of terrorism, cybersecurity attacks, data security breaches, or other malicious acts that cause damage to our generation, transmission, or distribution facilities, information technology systems, or result in the release of confidential customer, employee, or Company information;

NorthWestern Energy Reports Third Quarter 2025 Financial Results
October 29, 2025

•supply chain constraints, recent high levels of inflation for product, services and labor costs, and their impact on capital expenditures, operating activities, and/or our ability to safely and reliably serve our customers;
•changes in availability of trade credit, creditworthiness of counterparties, usage, commodity prices, fuel supply costs or availability due to higher demand, shortages, weather conditions, transportation problems or other developments, may reduce revenues or may increase operating costs, each of which could adversely affect our liquidity and results of operations;
•unscheduled generation outages or forced reductions in output, maintenance or repairs, which may reduce revenues and increase operating costs or may require additional capital expenditures or other increased operating costs; and
•adverse changes in general economic and competitive conditions in the U.S. financial markets and in our service territories.

Additional factors which could affect future results of NorthWestern and Black Hills can be found in NorthWestern Energy’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K, and Black Hills’ Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K, in each case filed with the SEC and available on the SEC’s website at http://www.sec.gov. NorthWestern and Black Hills disclaim any obligation and do not intend to update or revise any forward-looking statements contained in this communication, which speak only as of the date hereof, whether as a result of new information, future events or otherwise, except as required by federal securities laws.

No Offer or Solicitation

This document is for informational purposes only and is not intended to and shall not constitute an offer to buy or sell or the solicitation of an offer to buy or sell any securities, or a solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made, except by means of a prospectus meeting the requirements of Section 10 of the U.S. Securities Act of 1933, as amended.

Important Information and Where to Find It

Black Hills intends to file a registration statement on Form S-4 with the SEC to register the shares of Black Hills’ common stock that will be issued to NorthWestern Energy stockholders in connection with the proposed transaction. The registration statement will include a joint proxy statement of NorthWestern and Black Hills that will also constitute a prospectus of Black Hills. The definitive joint proxy statement/prospectus will be sent to the stockholders of each of NorthWestern and Black Hills in connection with the proposed transaction. Additionally, NorthWestern and Black Hills will file other relevant materials in connection with the merger with the SEC. Investors and security holders are urged to read the registration statement and joint proxy statement/prospectus when they become available (and any other documents filed with the sec in connection with the transaction or incorporated by reference into the joint proxy statement/prospectus) because such documents will contain important information regarding the proposed transaction and related matters. Investors and security holders may obtain free copies of these documents and other documents filed with the SEC by NorthWestern or Black Hills through the website maintained by the SEC at http://www.sec.gov or by contacting the investor relations department of NorthWestern or Black Hills at travis.meyer@northwestern.com or investorrelations@blackhillscorp.com, respectively.

Before making any voting or investment decision, investors and security holders of NorthWestern and Black Hills are urged to read carefully the entire registration statement and joint proxy statement/prospectus when they become available, including any amendments thereto (and any other documents filed with the SEC in connection with the transaction) because they will contain important information about the proposed transaction. Free copies of these documents may be obtained as described above.

NorthWestern Energy Reports Third Quarter 2025 Financial Results
October 29, 2025

Participants in Solicitation

NorthWestern, Black Hills and certain of their directors and executive officers may be deemed participants in the solicitation of proxies from the stockholders of each of NorthWestern and Black Hills in connection with the proposed transaction. Information regarding the directors and executive officers of NorthWestern and Black Hills and other persons who may be deemed participants in the solicitation of the stockholders of NorthWestern or of Black Hills in connection with the proposed transaction will be included in the joint proxy statement/prospectus related to the proposed transaction, which will be filed by Black Hills with the SEC. Information about the directors and executive officers of NorthWestern and their ownership of NorthWestern common stock can also be found in NorthWestern’s filings with the SEC, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2024, which was filed on February 13, 2025, under the header “Information About Our Executive Officers” and its Proxy Statement on Schedule 14A, which was filed on March 12, 2025, under the headers “Election of Directors” and “Who Owns our Stock”. Information about the directors and executive officers of Black Hills and their ownership of Black Hills common stock can also be found in Black Hills’ filings with the SEC, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2024, which was filed on February 12, 2025, under the header “Information About Our Executive Officers,” and its Proxy Statement on Schedule 14A, which was filed on March 14, 2025, under the headers “Election of Directors” and “Security Ownership of Management and Principal Shareholders,” and other documents subsequently filed by Black Hills with the SEC. To the extent any such person's ownership of NorthWestern’s or Black Hills’ securities, respectively, has changed since the filing of such proxy statement, such changes have been or will be reflected on Forms 3, 4 or 5 filed with the SEC. Additional information regarding the interests of such participants will be included in the joint proxy statement/prospectus and other relevant documents regarding the proposed transaction filed with the SEC when they become available.

Investor Relations Contact:                Media Contact:
Travis Meyer (605) 978-2967                Jo Dee Black (866) 622-8081
travis.meyer@northwestern.com                jodee.black@northwestern.com